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                                                                EXHIBIT 15
                                                                October 21, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:   ANSYS, Inc. and Subsidiaries

      1. Form S-8 (Registration No. 333-8613) 1996 Stock Option and Grant Plan Employee Stock Purchase Plan


Ladies and gentlemen:

We are aware that our report dated October 21, 1996 on our review of interim financial information of ANSYS, Inc. and Subsidiaries for the three-month and nine-month periods ended September 30, 1996 is incorporated by reference in the registration statement referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.